Exhibit 99.2

From:	EnviroStar Inc.
290 NE 68 Street
Miami, FL 33138
Henry Nahmad (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: at 9:AM, Monday, May 18, 2015

EnviroStar, Inc. Appoints a New Director

Miami, FL – May 18, 2015, – EnviroStar, Inc., (NYSE MKT: EVI), today announced the appointment of Todd Oretsky to the Company’s Board of Directors.

Mr. Oretsky, age 40, is a serial entrepreneur who throughout his career has successfully bought, built, and started businesses. Among other successful ventures, Mr. Oretsky most recently founded Inspired Work Communities LLC, better known as Pipeline Workspaces, where he serves as its Chief Executive Officer. Prior to his entrepreneurial career, Mr. Oretsky served as corporate attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he advised and structured debt and equity offerings in the billions of dollars.

Mr. Oretsky earned his MBA from The Wharton School of the University of Pennsylvania, his law degree from NYU School of Law, and his Bachelors degree in accounting from the University of Florida.

Henry M Nahmad, EnviroStar’s Chairman and Chief Executive Officer said, “Todd is a well-regarded leader and entrepreneur who has first-hand experience in buying, building, and starting businesses. Additionally, he has vast knowledge of and experience in structuring acquisitions. We look forward to his contributions in the pursuit of EnviroStar’s buy and build strategy.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.